UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 3, 2009
IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)
(617) 995-9800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
(d)	Novartis Pharma AG Nominates a Designee to Board
On February 3, 2009, Novartis Pharma AG (“Novartis”) designated Steven Projan, Ph.D. as one of its two designees to the Board of Directors (the “Board”) of Idenix Pharmaceuticals, Inc. (the “Company”). Previously, Dr. Emmanuel Puginier and Mr. Robert Pelzer had served as Novartis’ two designees to the Company’s Board. Mr. Pelzer will remain on the Board as a Novartis designee. Dr. Projan currently holds the position of Vice President, Global Head of Infectious Diseases for Novartis Institute for Biomedical Research, Inc.. Mr. Pelzer will serve on the Compensation Committee of the Board. Mr. Pelzer will also continue to serve as a non-voting observer to each of the Audit Committee and Nominating and Corporate Governance Committee of the Board. Neither Dr. Projan nor Mr. Pelzer will receive any compensation for their services as directors on the Board.
Relationship with Novartis Pharma AG
In May 2003, the Company entered into a collaboration with Novartis relating to the worldwide development and commercialization of certain of its product candidates. The Company’s relationship with Novartis includes a number of arrangements that affect its corporate governance, including a stockholders’ agreement, as amended and restated in July 2004 in connection with the Company’s initial public offering. Regarding Board designees, under the stockholders’ agreement the Company has:
•	agreed to use its reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of the Company’s voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of the Company’s voting stock; and

•	agreed that for so long as any designee of Novartis serves on the Board, a Novartis director designee is entitled to be a member of each committee of the Board or a non-voting observer to any such committee, if such committee membership is barred by applicable law, rule or regulation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
Date: February 9, 2009	By:	/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.
Chief Financial Officer and Treasurer